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                                   EXHIBIT (9)

                         OPINION AND CONSENT OF COUNSEL

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                [Transamerica Life Insurance Company Letterhead]

September 3, 2003

Transamerica Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company and Separate Account VA Q with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2. Separate Account VA Q is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3. The Individual Variable Annuity Contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA LIFE INSURANCE COMPANY


/s/ Darin D. Smith
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Darin D. Smith
Assistant General Counsel
Financial Markets Group